January 13, 1994



Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, Ohio  45202

     Re:  Federated Department Stores, Inc.
          Retirement Income and Thrift Incentive Plan

Ladies and Gentlemen:

     As Deputy General Counsel of Federated Department Stores, Inc., a Delaware corporation (the "Company"), I have acted as counsel of the Company in connection with the authorization of the issuance and sale from time to time of up to 800,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") under the Federated Department Stores, Inc. Retirement Income and Thrift Incentive Plan (the "Plan") and an indeterminate amount of interests under the Plan (the "Interests"), as contemplated by the Company's Registration Statement on Form S-8, which is being filed on or about January 13, 1994.

     I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based thereupon, I am of the opinion that the Shares and the Interests that may be issued and sold pursuant to the Plan will, when issued and sold in accordance with the Plan, be duly authorized, validly issued, fully paid, and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5 of the Registration Statement.

                                Very truly yours,



                                \s\ Boris Auerbach